Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.1 to Form S-4, of our report dated September 2, 2025, relating to the consolidated financial statements of Parataxis Holdings Inc. and Subsidiaries as of June 30, 2025 and for the period from June 13, 2025 (Inception) through June 30, 2025 (which includes an explanatory paragraph relating to Parataxis Holdings Inc.’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 6, 2025